Nelnet Reports Fourth Quarter 2025 Results
LINCOLN, Neb., February 26, 2026 - Nelnet (NYSE: NNI) today reported GAAP net income of $57.8 million, or $1.60 per share, for the fourth quarter of 2025, compared with GAAP net income of $63.2 million, or $1.73 per share, for the same period a year ago.
Net income, excluding derivative market value adjustments1, was $56.3 million, or $1.56 per share, for the fourth quarter of 2025, compared with $52.7 million, or $1.44 per share, for the same period in 2024.
“Nelnet’s teams knocked the ball out of the park in 2025, delivering record earnings and strengthening our foundation for long-term success,” said Jeff Noordhoek, chief executive officer of Nelnet. “Over time, we’ve meaningfully diversified our revenue, with each of our core businesses - consumer lending, loan servicing, payments, and technology - reporting solid performance and building real momentum. With our continued investments in technology and in both new and existing products and services, we see opportunities ahead in 2026.”
Nelnet operates through three divisions: Nelnet Financial Services (NFS), Loan Servicing and Systems [referred to as Nelnet Diversified Services (NDS)], and Education Technology Services and Payments [referred to as Nelnet Business Services (NBS)]. NFS includes the company’s Asset Generation and Management (AGM) and Nelnet Bank reportable operating segments, which earn interest income on loans and investments. NDS and NBS generate primarily fee‑based revenue through loan servicing, education technology, and payment services. Business activities not included in these divisions are combined and reported within Corporate Activities.
Nelnet Financial Services
AGM
The AGM operating segment reported loan and investment net interest income of $63.5 million during the fourth quarter of 2025, compared with $48.3 million for the same period a year ago. The increase in 2025 was due to an increase in loan spread2 and growth in the company's consumer financing receivables. In the third quarter of 2025, the company began to purchase Pay Later receivables. As of December 31, 2025, the balance of Pay Later receivables was $744.2 million. The increase in net interest income was offset by the anticipated runoff of the legacy Federal Family Education Loan Program (the "FFEL Program" or FFELP) loan portfolio. The average balance of FFELP loans outstanding decreased from $8.9 billion for the fourth quarter of 2024 to $7.9 billion for the same period in 2025.
AGM recognized a provision for loan losses in the fourth quarter of 2025 of $32.5 million ($24.7 million after tax), compared with $13.5 million ($10.3 million after tax) in the fourth quarter of 2024. Provision for loan losses was primarily impacted by establishing an initial allowance for consumer loans acquired during the fourth quarter of 2025.
AGM recognized net income after tax of $24.8 million during the fourth quarter of 2025, compared with $25.5 million for the same period in 2024.
Nelnet Bank
As of December 31, 2025, Nelnet Bank had a $957.6 million and $1.08 billion loan and investment portfolio, respectively, and total deposits, including intercompany deposits, of $1.76 billion. Nelnet Bank reported loan and investment net interest income of $17.6 million during the fourth quarter of 2025, compared with $12.9 million for the same period a year ago. The increase in 2025 was due to an increase in the loan and investment portfolio, partially offset by a decrease in net interest margin.
Nelnet Bank recognized provision for loan losses in the fourth quarter of 2025 of $5.7 million ($4.3 million after tax), compared with $8.6 million ($6.5 million after tax) in the fourth quarter of 2024. Provision for loan losses at Nelnet Bank is due primarily from the establishment of an initial allowance for loans originated and acquired during the period. In 2024, Nelnet Bank recognized income of $5.5 million ($4.2 million after tax) related to changes in the fair value of derivative instruments that do not qualify for hedge accounting.
Nelnet Bank recognized net income after tax for the quarter ended December 31, 2025 of $5.3 million, compared with $4.2 million for the same period in 2024.

1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

2 Loan spread represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets.

Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment was $116.6 million for the fourth quarter of 2025, compared with $138.0 million for the same period in 2024. On April 1, 2024, the company began to earn revenue under its new Unified Servicing and Data Solution (USDS) contract which replaced its legacy student loan servicing contract with the Department of Education (Department). Revenue earned under the USDS contract on a per borrower blended basis is lower than the legacy contract. During the fourth quarter of 2024, the company recognized $10.9 million in non-recurring revenue under its Department servicing contract related to certain inflation provisions from the prior legacy contract and $4.0 million of non-recurring revenue from the conversion of a private education student loan portfolio.
As of December 31, 2025, the company was servicing $486.2 billion in government-owned, FFEL Program, private education, and consumer loans for 13.2 million borrowers, compared with $532.4 billion in servicing volume for 15.8 million borrowers as of December 31, 2024.
The Loan Servicing and Systems segment reported net income after tax of $8.9 million for the quarter ended December 31, 2025, compared with $20.4 million for the same period in 2024.
Education Technology Services and Payments
For the fourth quarter of 2025, revenue from the Education Technology Services and Payments operating segment was $112.3 million, an increase from $108.3 million for the same period in 2024. Revenue less direct costs to provide services for the fourth quarter of 2025 was $73.7 million, compared with $69.7 million for the same period in 2024. Operating expenses increased in 2025 compared with 2024, reflecting continued investment to expand the customer base and advance new product and technology development.
Net income after tax for the Education Technology Services and Payments segment was $12.9 million for the quarter ended December 31, 2025, compared with $13.6 million for the same period in 2024.
Corporate Activities
Included in Corporate Activities are the operating results of the company's solar construction business. During the fourth quarter of 2025, the company reported a loss of $27.3 million ($20.7 million after tax or $0.57 per share) in its solar construction business. Since the acquisition of this business, the company has experienced low and, in certain cases, negative margins on projects. In addition, changes in legislation reducing clean energy tax incentives, tariff uncertainty, and rising construction costs adversely affected revenue and net income. As a result of these factors, the company sold the solar construction business in November 2025. Although the company retained a limited number of construction contracts to complete following the sale, the company does not expect the operating results from such contracts to be significant in future periods.
Share Repurchases
During the fourth quarter of 2025, the company repurchased 126,680 Class A common shares for $16.1 million (average price of $127.27 per share).
Year-End Results
GAAP net income for the year ended December 31, 2025 was $428.5 million, or $11.79 per share, compared with GAAP net income of $184.0 million, or $5.02 per share, for 2024. Net income in 2025, excluding derivative market value adjustments1, was $435.4 million, or $11.98 per share, compared with $176.4 million, or $4.81 per share, for 2024.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “assume," "believe,” “continue,” “could,” "ensure," “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” "scheduled," "see," “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and future servicing contracts with the Department, risks related to unfavorable contract modifications or interpretations, risks related to consistently meeting service requirements to avoid the assessment of performance penalties, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, FFEL Program, private education, and consumer loans; loan portfolio risks such as credit risk, prepayment risk, interest rate basis and repricing risk, risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP, private education, consumer, and other loans, or residual interests therein, and initiatives to purchase additional FFELP, private education, consumer, and other loans; financing and liquidity risks, including risks of changes in the interest rate environment; risks from changes in the terms of education loans and in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to a breach of or failure in the company's operational or information systems or infrastructure, or those of third-party vendors, including disclosure of confidential or personal information and/or damage to reputation resulting from cyber breaches; risks related to use of artificial intelligence; uncertainties inherent in forecasting future cash flows from student loan assets, including residual interests therein, and related asset-backed securitizations; risks related to the ability of Nelnet Bank to achieve its business objectives and effectively deploy loan and deposit strategies and achieve expected market penetration; risks related to the company's solar tax equity partnerships, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities and risks from the impact of the enactment of the One Big Beautiful Bill that accelerates the expiration and phase out of solar energy credits; risks and uncertainties related to other initiatives (and anticipated income therefrom) including venture capital, real estate, reinsurance, acquisitions, and other activities, including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks and uncertainties associated with climate change; risks from changes in economic conditions and consumer behavior; risks related to the company's ability to adapt to technological change; risks related to the exclusive forum provisions in the company's articles of incorporation; risks related to the company's executive chairman's ability to control matters related to the company through voting rights; risks related to related party transactions; risks related to natural disasters, terrorist activities, or international hostilities; and risks and uncertainties associated with litigation matters, maintaining compliance with the extensive regulatory requirements applicable to the company's businesses, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the company's consolidated financial statements.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.
Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Year ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Interest income:
Loan interest	$184,825	162,717	178,434	686,085	787,498
Investment interest	40,559	43,241	42,815	165,374	185,901
Total interest income	225,384	205,958	221,249	851,459	973,399
Interest expense on bonds and notes payable and bank deposits	118,273	120,708	141,170	496,950	680,537
Net interest income	107,111	85,250	80,079	354,509	292,862
Less provision (negative provision) for loan losses	38,147	(3,563)	22,057	67,851	54,607
Less provision for beneficial interests	2,679	2,145	4,628	11,311	39,491
Net interest income after provision	66,285	86,668	53,394	275,347	198,764
Other income (expense):
Loan servicing and systems revenue	116,573	151,052	137,981	509,089	482,408
Education technology services and payments revenue	112,314	129,321	108,335	507,150	486,962
Reinsurance premiums earned	33,539	23,165	18,673	107,502	62,923
Solar construction revenue	3,379	5,738	13,828	14,371	56,569
Other, net	16,749	33,258	27,836	97,587	59,959
Gain on partial redemption of ALLO investment	—	—	—	175,044	—
Derivative market value adjustments and derivative settlements, net	2,330	(27)	14,879	(6,398)	16,258
Total other income (expense), net	284,884	342,507	321,532	1,404,345	1,165,079
Cost of services and expenses:
Loan servicing contract fulfillment and acquisition costs	2,056	2,021	1,497	7,555	1,889
Cost to provide education technology services and payments	38,654	50,363	38,658	176,907	172,763
Cost to provide solar construction services	12,326	7,607	28,558	41,810	77,673
Total cost of services	53,036	59,991	68,713	226,272	252,325
Salaries and benefits	141,086	144,778	147,229	558,786	576,931
Depreciation and amortization	9,365	7,327	12,544	33,571	58,116
Reinsurance losses and underwriting expenses	25,715	19,962	16,180	93,551	55,246
Impairment expense	17,220	7,000	1,136	29,612	3,138
Other expenses	58,369	53,669	50,681	211,568	189,503
Total operating expenses	251,755	232,736	227,770	927,088	882,934
Income before income taxes	46,378	136,448	78,443	526,332	228,584
Income tax expense	(7,691)	(35,773)	(15,016)	(127,986)	(52,669)
Net income	38,687	100,675	63,427	398,346	175,915
Net loss (income) attributable to noncontrolling interests	19,084	6,009	(268)	30,128	8,130
Net income attributable to Nelnet, Inc.	$57,771	106,684	63,159	428,474	184,045
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.60	2.94	1.73	11.79	5.02
Weighted-average common shares outstanding - basic and diluted	36,088,994	36,316,315	36,461,513	36,341,197	36,642,533

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	December 31, 2025	September 30, 2025	December 31, 2024
Assets:
Loans and accrued interest receivable, net	$10,006,695	10,227,261	9,992,744
Cash, cash equivalents, and investments	2,643,954	2,455,950	2,395,214
Restricted cash	677,563	550,371	736,502
Goodwill and intangible assets, net	187,312	189,783	194,357
Other assets	548,259	453,317	458,936
Total assets	$14,063,783	13,876,682	13,777,753
Liabilities:
Bonds and notes payable	$7,780,927	7,822,531	8,309,797
Bank deposits	1,669,173	1,476,765	1,186,131
Other liabilities	1,036,454	990,691	982,708
Total liabilities	10,486,554	10,289,987	10,478,636
Equity:
Total Nelnet, Inc. shareholders' equity	3,685,792	3,653,290	3,349,762
Noncontrolling interests	(108,563)	(66,595)	(50,645)
Total equity	3,577,229	3,586,695	3,299,117
Total liabilities and equity	$14,063,783	13,876,682	13,777,753

Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
GAAP net income attributable to Nelnet, Inc.	$57,771	63,159	428,474	184,045
Realized and unrealized derivative market value adjustments (a)	(1,879)	(13,792)	9,098	(10,124)
Tax effect (b)	451	3,310	(2,184)	2,430
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$56,343	52,677	435,388	176,351
Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.60	1.73	11.79	5.02
Realized and unrealized derivative market value adjustments (a)	(0.05)	(0.38)	0.25	(0.28)
Tax effect (b)	0.01	0.09	(0.06)	0.07
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$1.56	1.44	11.98	4.81

(a)"Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the respective period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.

The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria are met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the majority of the company’s derivative instruments do not qualify for hedge accounting in the consolidated financial statements. As a result, the change in fair value for the derivative instruments that do not qualify for hedge accounting is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will generally equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.

The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management and represents what earnings would have been had these derivatives qualified for hedge accounting. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
(b)The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.